Exhibit 10.iii.A.9.1

Amendment to Employment Agreement

Between

Broadwing Inc. and Kevin W. Mooney

The Employment Agreement between Broadwing Inc. (fka Cincinnati Bell Inc.) and Kevin W. Mooney with an Effective Date of December 31, 1998, is hereby amended to reflect a new title, base salary and bonus target as of September 20, 2002 as follows:

Section 3. A. is amended to read in its entirety as follows:

“Employee will serve as Chief Executive Officer of Employer or in such other equivalent capacity as may be designated by the Board of Directors of Employer.”

Section 3. C. is amended to read in its entirety as follows:

“Employee shall also perform such other duties, consistent with the provisions of Section 3.A., as are reasonably assigned to Employee by the Board of Directors of Employer.”

Section 4. A. is amended to read in its entirety as follows:

“Employee shall receive a base salary (the “Base Salary”) of at least $660,000.00 per year, payable not less frequently than monthly, for each year during the term of this Agreement, subject to proration for any partial year.  Such Base Salary, and all other amounts payable under this Agreement, shall be subject to withholding as required by law.”

Section 4. B. is amended to read in its entirety as follows:

“In addition to the Base Salary, Employee shall be entitled to receive an annual bonus (the “Bonus”) for each calendar year for which services are performed under this Agreement.  Any Bonus for a calendar year shall be payable after the conclusion of the calendar year in accordance with Employer’s regular bonus payment policies.  Each year, Employee shall be given a Bonus target by Employers Compensation Committee of not less than $660,000.00, subject to proration for a partial year.”

All capitalized terms used in this amendment shall have the meanings ascribed to them in the Employment Agreement.  All other terms and conditions of the Employment agreement not specifically amended herein shall remain in full force and effect as previously agreed upon by the parties.

BROADWING INC.		EMPLOYEE

/s/ Jeffrey C. Smith		/s/ Kevin W. Mooney
By: Jeffrey C. Smith		Kevin W. Mooney
Its:	Chief Human Resources Officer,
General Counsel and Corporate Secretary